EXHIBIT INDEX

Exhibit 5.2

Machado, Meyer, Sendacz e Opice
A D V O G A D O S

Rua da Consolação, 247, 4 º andar
01301-903 São Paulo, SP, Brasil
Tel. 55 11 3150-7000 · Fax 55 11 3150-7071
mmso@mmso.com.br
www.machadomeyer.com.br

BRASÍLIA · RIO DE JANEIRO · SALVADOR · PORTO ALEGRE· NOVA IORQUE · FORTALEZA

August 24, 2005

Companhia Siderúrgica de Tubarão
Avenida Brigadeiro Eduardo Gomes, 930
Serra, Espírito Santo - Brasil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Companhia Siderúrgica de Tubarão (“ CST ”) in connection with a proposed merger of 100% of the shares of CST (“ Merger of Shares ”) and the related filing by Companhia Siderúrgica Belgo-Mineira of a registration statement on Form F-4 (“ Belgo Form F-4 ”) with the US Securities and Exchange Commission in connection with the issuance of shares by Belgo under the Merger of Shares.

We hereby confirm that it is our opinion that after the approval of the Merger of Shares by the shareholders' meetings of Belgo and CST, the registration of the minutes of such meetings with the competent Brazilian board of trades and the publication of such minutes as required by Brazilian law, the shares to be issued by Belgo under the Merger of Shares will be validly issued, fully paid in and non-assessable.

We note that, according to article 230 combined with article 137, paragraph 3 rd of the Brazilian Corporate Law, the Merger of Shares may be reconsidered by the shareholders of each Belgo and CST, if the exercise of appraisal rights as a result thereof may put at risk the financial stability of the respective companies, in which case the issuance of the shares in accordance with the Merger of Shares will be reversed.

We hereby consent to the filing of this opinion as an exhibit to the Belgo Form F-4 and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference to our name under the caption “Legal Matters” of the Belgo Form F-4.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice Advogados

Machado, Meyer, Sendacz e Opice Advogados